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                                                                       Exhibit 5
                                                                       ---------

                                March 29, 2000

InterTrust Technologies Corporation
4750 Patrick Henry Drive
Santa Clara, California 95054

          Re: InterTrust Technologies Corporation (the "Company") Registration Statement for an aggregate of 3,767,827 Shares of Common Stock

Ladies and Gentlemen:

     We refer to Registrant's registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 67,827 shares of Common Stock available for issuance upon the Company's assumption of the options granted under the Infinite Ink Corporation 1999 Stock Incentive Plan,
(ii) 3,000,000 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan, and (iii) 700,000 shares of Common Stock available for issuance under the Company's 1999 Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Infinite Ink Corporation 1999 Stock Incentive Plan, the Company's 1999 Equity Incentive Plan and the Company's 1999 Employee Stock Purchase Plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

               Very truly yours,



               /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
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               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP